[Perez-Abreu, Aguerrebere, Sueiro LLC Letterhead]

March 4, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C., 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K dated March 4, 2002 for the event that occurred on February 4, 2002, to be filed by our former client, E-Rex, Inc. We agree with the statements made in response to that Item infofar as they relate to our Firm.

Very truly yours,

/s/ Perez-Abreu, Aguerrebere, Sueiro LLC
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Perez-Abreu, Aguerrebere, Sueiro LLC


/s/ Juan Aguerrebere, Jr., CPA
_______________________________
By: Juan Aguerrebere, Jr., CPA